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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 4)*



                              PILLOWTEX CORPORATION
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    721501104
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                                 (CUSIP Number)


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                                 April 24, 2001

             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
[ ]      Rule 13d-1(c)
[X]      Rule 13d-1(d)

*The remainder of this cover page should be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 721501104                   13 G                   PAGE 2 OF 5 PAGES


  1     NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Charles M. Hansen, Jr.                             SS#: ###-##-####

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  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) [ ]
                                                                     (b) [ ]

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  3     SEC USE ONLY

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  4     CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.A.
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       NUMBER OF          5    SOLE VOTING POWER
        SHARES
     BENEFICIALLY              531,406 shares
       OWNED BY          ------------------------------------------------------
         EACH             6    SHARED VOTING POWER
      REPORTING
        PERSON                 0 shares
         WITH            ------------------------------------------------------
                          7    SOLE DISPOSITIVE POWER

                               531,406 shares
                         ------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER

                               0 shares
                         ------------------------------------------------------

  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        531,406 shares
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 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
        CERTAIN SHARES*                                                 [ ]

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 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        3.73%
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 12     TYPE OF REPORTING PERSON*

        IN
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                      *SEE INSTRUCTION BEFORE FILLING OUT!


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                            STATEMENT ON SCHEDULE 13G


ITEM 1.  NAME OF ISSUER.

         (a)      The name of the issuer is Pillowtex Corporation

         (b) The address of the principal executive offices of the issuer is 411 Mint Way, Dallas, TX 75237.

ITEM 2.  NAME OF PERSON FILING.

         (a)      This statement on Schedule 13G is filed by Charles M. Hansen,
                  Jr.

         (b)      The address of Mr. Hansen is 3820 Gillon Ave., Dallas, TX
                  75205.

         (c)      Mr. Hansen is a citizen of the U.S.A.

         (d) The class of securities to which this statement relates is Common Stock.

         (e)      The CUSIP number for the Common Stock is 721501104.

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR
         13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  This item is inapplicable.

ITEM 4.  OWNERSHIP.

         (a)      Amount beneficially owned as of April 30, 2001: 531,406 shares

         (b)      Percent of class as of April 30, 2001: 3.73%



         (c)      Number of shares as to which the reporting person has:

                  (i)      sole power to vote or direct the vote: 531,406

                  (ii)     shared power to vote or direct the vote: 0




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                  (iii)    sole power to dispose or to direct the disposition
                           of: 531,406

                  (iv) shared power to dispose or to direct the disposition of: 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                  This item is inapplicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         This item is inapplicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         This item is inapplicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         This item is inapplicable.

ITEM 10. CERTIFICATION.

         This item is inapplicable.




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                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 17, 2001


                                                /s/   CHARLES M. HANSEN, JR.
                                                ------------------------------
                                                Name:  Charles M. Hansen, Jr.



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